UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940



|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).



(Print of Type Responses)
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1.   Name and Address of Reporting Person*


     Bilodeau                      Steven                  J.
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   (Last)                           (First)             (Middle)


                                 80 Arkay Drive
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                                    (Street)


     Hauppauge                        NY                 11788
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Standard Microsystems Corporation (SMSC)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year


     04/09/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

     Chairman and President
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7.   Individual or Joint/Group Filing (Check Applicable line)


     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                       5.
                                                                                        Amount of        6.
                                                          4.                            Securities       Owner-
                                                          Securities Acquired (A) or    Beneficially     ship
                                2A.         3.            Disposed of (D)               Owned            Form:        7.
                    2.          Deemed      Transaction   (Instr. 3, 4 and 5)           Following        Direct       Nature of
                    Trans-      Execution   Code          ----------------------------  Reported         (D) or       Indirect
1.                  action      Date, if    (Instr. 8)                (A)               Transaction(s)   Indirect     Beneficial
Title of Security   Date        any         -------------             or                (Instr. 3 &      (I)          Ownership
(Instr. 3)          (mm/dd/yy)  (mm/dd/yy)  Code      V      Amount   (D)      Price    Instr.4)         (Instr.4)    (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     157      D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     315      D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     788      D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     3,152    D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     472      D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          G         --     315      D        --       --               D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/09/03    --          A         --     11,821   A        --       39,336           D            --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            2,081            I            By Trust*
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

TableII -- Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                     7.                    deriv-    Form
              2.                                                                     Title and             Secur-    of
              Conver-                                 5.                             Amount of             ities     Deriv-  11.
              sion                                    Number of                      Underlying            Bene-     ative   Nature
              or                                      Derivative   6.                Securities    8.      ficially  Secur-  of
              Exer-                          4.       Securities   Date              (Instr. 3     Price   Owned     ity:    In-
              cise                3A.        Trans-   Acquired (A) Exercisable and   and 4)        of      Follow-   Direct  direct
              Price               Deemed     action   or Disposed  Expiration Date   ------------- Deriv-  ing       (D) or  Bene-
1.            of       3.         Execut-    Code     of(D)        (Month/Day/Year)         Amount ative   Reported  In-     ficial
Title of      Deriv-   Trans-     ion        (Instr.  (Instr. 3,   -----------------        or     Secur-  Trans-    direct  Owner-
Derivative    ative    action     Date if    8)        4 and 5)    Date     Expira-         Number ity     action(s) (I)     ship
Security      Secur-   Date       any        ------   ------------ Exer-    tion            of     (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)    ity      (mm/dd/yy) (mm/dd/yy) Code V   (A)    (D)   cisable  Date     Title  Shares 5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

* Held in Incentive Savings and Retirement Plan as of 04/09/03


/s/ Michael LaBosco (as Attorney-in-Fact)                      04/11/03
---------------------------------------------            -----------------------
    **Signature of Reporting Person                              Date

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting  person,  see  Instruction
      4(b)(v).

**    Intentional   misstatements  or  omissions  of  facts  constitute  Federal
      Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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